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                                                                      EXHIBIT 12

                MASCO CORPORATION AND CONSOLIDATED SUBSIDIARIES

           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS

                                                                             (DOLLARS IN MILLIONS)
                                                                   YEAR ENDED DECEMBER 31
                                                          ----------------------------------------
                                                           2004     2003     2002    2001    2000
                                                          ------   ------   ------   ----   ------
EARNINGS BEFORE INCOME TAXES AND FIXED CHARGES:
     Income from continuing operations before income
       taxes and cumulative effect of accounting change,
       net..............................................  $1,518   $1,280   $  966   $278   $  824
     (Deduct) add equity in undistributed (earnings)
       loss of fifty-percent-or-less-owned companies....      (1)       -      (10)    (1)     (10)
     Add interest on indebtedness, net..................     216      253      228    230      190
     Add amortization of debt expense...................       6       12       13     10        2
     Add estimated interest factor for rentals..........      35       32       24     21       17
                                                          ------   ------   ------   ----   ------
     Earnings before income taxes and cumulative effect
       of accounting change, net and fixed charges......  $1,774   $1,577   $1,221   $538   $1,023
                                                          ======   ======   ======   ====   ======
FIXED CHARGES:
     Interest on indebtedness...........................  $  214   $  253   $  226   $236   $  198
     Amortization of debt expense.......................       6       12       13     10        2
     Estimated interest factor for rentals..............      35       32       24     21       17
                                                          ------   ------   ------   ----   ------
       Total fixed charges..............................  $  255   $  297   $  263   $267   $  217
                                                          ------   ------   ------   ----   ------
PREFERRED STOCK DIVIDENDS (A)...........................  $    8   $   16   $   14   $  7   $    -
                                                          ------   ------   ------   ----   ------
     Combined fixed charges and preferred stock
       dividends........................................  $  263   $  313   $  277   $274   $  217
                                                          ======   ======   ======   ====   ======
RATIO OF EARNINGS TO FIXED CHARGES......................     7.0      5.3      4.6    2.0      4.7
                                                          ======   ======   ======   ====   ======
RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND
  PREFERRED STOCK DIVIDENDS (B)(C)......................     6.7      5.0      4.4    2.0      4.7
                                                          ======   ======   ======   ====   ======

(a) Represents the amount of income before provision for income taxes required to meet the preferred stock dividend requirements of the Company.

(b) Excluding the 2004 pre-tax income of $30 million related to the adjustment of the Behr litigation accrual, the non-cash, pre-tax goodwill impairment charge of $168 million, and the non-cash, pre-tax impairment charge of $21 million related to a marketable security, the 2003 pre-tax income for litigation settlement of $72 million and the non-cash, pre-tax goodwill impairment charge of $53 million, the 2002 pre-tax charge for litigation settlement, net, of $147 million, the 2001 non-cash, pre-tax charge of $530 million and the 2000 non-cash, pre-tax charge of $145 million, the Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends would be 7.3, 5.0, 4.9, 3.9 and 5.4 for the years 2004, 2003, 2002, 2001 and 2000, respectively.

(c) Years prior to 2002 have not been adjusted to exclude goodwill amortization expense.